Exhibit 10.2

SIGNIFICANT STOCKHOLDER AGREEMENT

This Significant Stockholder Agreement (this “Agreement”) is entered into as of January 6, 2025, by and among Getty Images Holdings, Inc., a Delaware corporation (the “Company”), and the undersigned stockholders (each, a “Significant Stockholder” and, collectively, the “Significant Stockholders”).
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Grammy Merger Sub 2, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company, and Grammy Merger Sub 3, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company, Shutterstock, Inc., a Delaware corporation (“Simon”), Grammy HoldCo, Inc., a Delaware corporation and a direct wholly owned subsidiary of Simon (“HoldCo”), Grammy Merger Sub One, Inc., a Delaware corporation and a directly wholly owned subsidiary of HoldCo, are entering into an Agreement and Plan of Merger (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”), in connection with which the Significant Stockholders and the Company desire to enter into this Agreement with respect to all Restricted Securities (as defined below) that such Significant Stockholder now or hereafter owns, beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or of record;
WHEREAS, each of the Company and each Significant Stockholder has determined that it is in its best interests to enter into this Agreement; and

WHEREAS, each Significant Stockholder understands and acknowledges that the Company has entered into the Merger Agreement in reliance upon such Significant Stockholder’s entry into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and understandings set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Activist Shareholder” means, as of any date of determination, a Person (other than the Significant Stockholders and their Affiliates) that has, directly or indirectly through its Affiliates, whether individually or as a member of a “group” (as defined in Section 13(d)(3) of the Exchange Act), within the two-year period immediately preceding such date of determination, (a) publicly called or publicly sought to call a meeting of the stockholders or other equity holders of any Person not publicly approved (at the time of the first such action) by the board of directors or similar governing body of such Person, (b) publicly initiated any proposal for action by stockholders or other equity holders of any Person opposed by the board of directors or similar governing body of such Person, (c) publicly sought election to, or publicly sought to place a director or representative on, the board of directors or similar governing body of a Person, or publicly sought the removal of a director or other representative from such board of directors or similar governing body, in each case which election or removal was not publicly recommended or approved (at the time such election or removal is first sought) by the board of directors or governing body of such Person or (d) publicly disclosed any intention, plan or arrangement to do any of the foregoing.

“Affiliate” shall have the meaning set forth in the Amended and Restated Registration Rights Agreement; provided, that no party to this Agreement shall be considered an Affiliate of any other party to this Agreement for the purposes of this Agreement.
“Amended and Restated Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement in the form attached as Exhibit A to the Merger Agreement, to be effective as of the Closing (as defined in the Merger Agreement), by and among the Company, the Significant Stockholders and the stockholders party thereto.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.
“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close.
“Certificate of Incorporation” means the Certificate of Incorporation of the Company as may be amended from time to time in accordance with the terms thereof and pursuant to applicable Law.
“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Company.
“Company Board” means the board of directors of the Company.
“Company Securities” means (a) any Equity Securities, (b) any Equity Securities issued or issuable upon the exercise of any warrant or other right to acquire Equity Securities and (c) any securities of the Company that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.
“Direct Competitor” means (a) any Person set forth on Schedule A hereto, as the same may be updated at the Closing and thereafter from time-to-time (but, in any event, no more than once during any twelve (12)-month period) in writing to each Significant Stockholder to include any other operating Person that is, as reasonably determined in good faith by the Company Board to be, primarily engaged in any business that directly or indirectly competes with the primary business of the Company or any of its subsidiaries and (b) any Person that directly or indirectly beneficially owns a majority of the voting securities of or voting interests in any Person referenced in the foregoing clause (a).
“Director” means a member of the Company Board.
“Equity Securities” means any shares of Class A Common Stock and any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), shares of Class A Common Stock, including options and warrants.
“Getty Family Nominator” means Getty Investments L.L.C., together with its successors and any Permitted Transferee.

“Getty Family Stockholders” means Getty Investments L.L.C., Mark Getty, The October 1993 Trust and The Options Settlement, together with their respective successors and any Permitted Transferee.
“Governmental Entity” means any U.S. federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitrator or arbitral body (public or private), regulatory, administrative agency, commission or body or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or national quotation system or any self-regulatory organization.
“Koch Stockholders” means Koch Icon Investments, LLC, together with its successors and any Permitted Transferee.
“Law” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, directives, pronouncements, rulings and any Orders of a Governmental Entity, including common law (including fiduciary duties).
“Lock-Up Period” means the period commencing on the Closing Date (as defined in the Merger Agreement) and ending on the date that is ninety (90) days following the Closing Date.
“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by applicable Law, are within the relevant party’s control and do not conflict with the terms of this Agreement) necessary to cause such result, including (a) voting or providing a written consent or proxy with respect to the Company Securities, (b) causing the adoption of stockholders’ resolutions and amendments to the Certificate of Incorporation, (c) executing agreements and instruments, (d) causing the members of the Company Board to take such actions (to the extent allowed by Delaware law) and/or (e) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations, publications or similar actions that are required to achieve such result.
“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, directive, decree or award entered by or with any Governmental Entity or arbitral institution.
“Permitted Transferee” has the meaning set forth in the Amended and Restated Registration Rights Agreement.
“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
“Proceeding” means any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, inquiry, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.
“Prohibited Transferee” means (a) any Direct Competitor and (b) any Activist Shareholder.
“Restricted Securities” means any Company Securities Beneficially Owned by a Significant Stockholder as of or following the Closing, other than Company Securities received pursuant to an incentive plan adopted by the Company.

“Transfer” shall mean, (a) when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hedge, encumbrance, or hypothecation or other disposition, contract or legally binding agreement to undertake any of the foregoing, by the Transferor (whether by operation of law or otherwise) and (b) when used as a verb, (i) the voluntary or involuntary sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or the establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security by the Transferor, (ii) entry by the Transferor into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement by the Transferor of any intention to effect any transaction specified in clauses “(i)” or “(ii)”; provided, however, that the following shall not be considered a “Transfer”: entering into a voting, support, rollover or similar agreement (with or without granting a proxy) in connection with a liquidation, merger, business combination, consolidation, stock exchange or similar transaction involving the Company and/or its subsidiary(ies), whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger). The meaning of “Transfer” shall also exclude entry into this Agreement, the Amended and Restated Registration Rights Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

2. Lock-Up.

2.1 Lock-Up. Each Significant Stockholder severally, and not jointly, agrees with the Company not to effect any Transfer of any Restricted Securities Beneficially Owned or otherwise held by such Significant Stockholder (a) during the Lock-Up Period or (b) at any time to any Person who is, to the Significant Stockholder’s actual knowledge, a Prohibited Transferee, unless (i) such Transfer to a Prohibited Transferee occurs via open market purchase and sale transactions or other transactions executed through a securities broker in which the counterparty is not identified or otherwise known (or reasonably should have been known) to such Significant Stockholder or (ii) such Prohibited Transferee acts as an agent or broker, but does not ultimately become the Beneficial Owner of, the Restricted Securities as a result of such Transfer. If requested by any Significant Stockholder, the Company shall provide to such Significant Stockholder, within five (5) Business Days of such request, its good faith view as to whether a specified Person is a Prohibited Transferee (provided, that if such Person is not identified by the Company as a Prohibited Transferee within such five (5) Business Day period, such Person shall be deemed not to be a Prohibited Transferee under the terms of this Agreement for a period of ninety (90) days following the date of such request).

2.2 Permitted Transfers. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, during and subsequent to the Lock-Up Period, each Significant Stockholder may Transfer, without the consent of the Company, any of such Significant Stockholder’s Restricted Securities (a) to any of such Significant Stockholder’s Permitted Transferees that prior to such Transfer has entered into a joinder to this Agreement in a form reasonably acceptable to the Company, (b) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual or pursuant to a qualified domestic relations order, (c) in connection with any liquidation, merger, business combination, consolidation, stock exchange or other similar transaction involving the Company and/or its subsidiary(ies) that, in each case, is approved by the Company Board, which results in the Company’s stockholders having the right to exchange at least a majority of the then outstanding Company Securities for cash, securities or other property or (d) (I) during the Lock-Up Period, in connection with the Initial Shelf Takedown (as defined in the Amended and Restated Registration Rights Agreement), including the exercise of any right of such Significant Stockholder under the Amended and Restated Registration Rights Agreement in connection therewith, and (II) subsequent to the Lock-Up Period, pursuant to the exercise of any right of such Significant Stockholder under the Amended and Restated Registration Rights Agreement (provided that such Significant Stockholder shall not exercise its rights pursuant to Section 5 thereof to knowingly Transfer to a Prohibited Transferee in contravention of Section 2.1). Notwithstanding the foregoing provisions of this Section 2.2, a Significant Stockholder may (i) not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (x) that has been formed to facilitate a material change with respect to who or which entities Beneficially Own the Restricted Securities, or (y) followed by a change in the relationship between the Significant Stockholder and the Permitted Transferee (or a change of control of such Significant Stockholder or Permitted Transferee) after the Transfer, in each case, with the result and effect that the Significant Stockholder has indirectly made a Transfer of Restricted Securities by using a Permitted Transferee, which Transfer would not have been directly permitted under this Article II had such change in such relationship occurred prior to such Transfer), or (ii) enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act after the Closing relating to the sale of such Significant Stockholder’s Restricted Securities and effect, or cause to be effected, Transfers of Restricted Securities pursuant to the terms thereof; provided that (A) the securities subject to such plan may not be sold until after the expiration of the Lock-Up Period and (B) the Company shall not be required to effect, and the undersigned shall not effect or cause to be effected, any public filing, report or other public announcement regarding the establishment of the trading plan, in each case, except to the extent required by applicable Law in the Company’s or the applicable Significant Stockholder’s reasonable judgment.

2.3 Company Board Release. Notwithstanding anything in this Agreement to the contrary, (a) the Company Board shall be entitled to release any Significant Stockholder from any or all of its obligations hereunder, on behalf of the Company; provided, that if one Significant Stockholder is released, the other Significant Stockholders shall also be similarly released to the same pro rata extent as the released Significant Stockholder based on the number of Restricted Securities released for such Significant Stockholder and the aggregate number of Restricted Securities that such Significant Stockholder Beneficially Owned immediately prior to such release; provided, further, that the restrictions set forth in Section 2.1 and Section 2.2 shall terminate entirely with respect to a Significant Stockholder on the date on which the other Significant Stockholders (together with all of their Affiliates and Permitted Transferees) cease to Beneficially Own, in the aggregate, five percent (5%) or more of the Company Securities outstanding (excluding, for purposes of this clause (a), any Company Securities Beneficially Owned by any Significant Stockholder (together with all of its Affiliates and Permitted Transferees) that ceases to be subject to the restrictions set forth in Section 2.1 and Section 2.2, as a result of the operation of clause (b) of this Section 2.3 or otherwise), and (b) the restrictions set forth in Section 2.1 and Section 2.2 shall automatically terminate entirely as to any Significant Stockholder on the date on which such Significant Stockholder (together with all of its Affiliates and Permitted Transferees) ceases to Beneficially Own two percent (2%) or more of the then outstanding Company Securities; provided, further, that no such termination shall impact a Significant Stockholder’s assignment rights in accordance with Section 5.3.
3. Company Board.
3.1 Size.  Each Director shall serve on the Company Board for the time periods set forth in the Certificate of Incorporation, the Bylaws and this Agreement.  Without limiting the Getty Family Stockholders’ or the Koch Stockholders’ rights pursuant to this Section 3, the Company Board may increase or decrease its size in accordance with the provisions of the Certificate of Incorporation and Bylaws.  The Certificate of Incorporation and Bylaws and the organizational documents of the Company’s subsidiaries, as they may be amended from time to time, shall not at any time be inconsistent with the terms of this Agreement.
3.2 Board Members.  In accordance with the Merger Agreement, as of the Effective Time (as defined in the Merger Agreement), the Company Board shall initially (a) have eleven (11) Directors, divided into three classes designated Class I, Class II and Class III, with each class serving for staggered three year terms, and (b) be comprised of:

(i) six (6) individuals designated by the Company (the “Parent Designated Directors”), including, (x) two (2) individuals designated by the Getty Family Nominator, and thereafter designated for nomination pursuant to Section 3.3(a) or Section 3.5 of this Agreement (each, a “Getty Family Director”) in Class I and Class III, respectively, (y) one (1) individual designated by the Koch Stockholders, and thereafter designated for nomination pursuant to Section 3.3(b) or Section 3.5 of this Agreement (each, a “Koch Director”) in Class II and (z) three (3) independent Directors, selected by the nominating and corporate governance committee of the Company Board, that comply with the requisite independence requirements of the New York Stock Exchange (“NYSE”) and the rules and regulations of the United States Securities and Exchange Commission (“SEC”) (each, an “Independent Director”);

(ii) four (4) individuals designated by Simon (the “Simon Designated Directors”); and

(iii) the Chief Executive Officer of the Company (the “CEO Director”).

Each of the Getty Family Stockholders and the Koch Stockholders, severally and not jointly, agrees with the Company to take all Necessary Action to cause the Directors to be divided into three classes of Directors, with each class serving for staggered three year-terms.

3.3 Designation Rights.  Subject to the terms and conditions of this Agreement, from and after the Closing:
(a)
Getty Family Directors.  For so long as (i) the Getty Family Stockholders Beneficially Own, in the aggregate, twelve and one half percent (12.5%) or more of the voting power of the Company Securities (the “Two Director Appointment Threshold”), the Getty Family Nominator shall be entitled to designate for nomination two (2) individuals to the Company Board to serve as Getty Family Directors in Class I and Class III, respectively, or (ii) if the Getty Family Stockholders do not meet the Two Director Appointment Threshold, but the Getty Family Stockholders Beneficially Own, in the aggregate, five percent (5%) or more of the voting power of the Company Securities (the “One Director Appointment Threshold”), the Getty Family Nominator shall be entitled to designate for nomination one (1) individual to the Company Board to serve as a Getty Family Director in either Class I or Class III.  In the event that the Getty Family Stockholders Beneficially Own, in the aggregate, less than the One Director Appointment Threshold, the Getty Family Nominator shall not be entitled to designate for nomination any individual to the Company Board pursuant to this Section 3.3(a).  No delay by the Getty Family Nominator in nominating any individuals to the Company Board pursuant to this Section 3.3(a) shall impair its right to subsequently designate for nomination any individuals to the Company Board pursuant to this Section 3.3(a).  In the event that the Getty Family Nominator has designated for nomination less than the total number of nominees that the Getty Family Nominator is entitled to designate for nomination to the Company Board pursuant to this Section 3.3(a), the Getty Family Nominator shall have the right, at any time, to designate for nomination such additional nominees to the Company Board to which they are entitled, in which case, the Company shall take all Necessary Action, to enable the Getty Family Nominator to designate for nomination and effect the election or appointment of such additional individual(s) to the Company Board.

(b)
Koch Director:  For so long as the Koch Stockholders Beneficially Own, in the aggregate, the One Director Appointment Threshold or more of the voting power of the Company Securities, the Koch Stockholders shall be entitled to designate for nomination one (1) individual to the Company Board to serve as a Koch Director in Class II.  In the event that the Koch Stockholders Beneficially Own, in the aggregate, less than the One Director Appointment Threshold of the voting power of the Company Securities, the Koch Stockholders shall not be entitled to designate for nomination an individual to the Company Board pursuant to this Section 3.3(b).  No delay by the Koch Stockholders in nominating an individual to the Company Board pursuant to this Section 3.3(b) shall impair its right to subsequently designate for nomination an individual to the Company Board pursuant to this Section 3.3(b).  In the event that the Koch Stockholders have not designated for nomination an individual to the Company Board pursuant to this Section 3.3(b), the Koch Stockholders shall have the right, at any time, to designate for nomination an individual to the Company Board, in which case, the Company shall take all Necessary Action, to enable the Koch Stockholders to designate for nomination and effect the election or appointment of such individual to the Company Board.

(c)
Decrease in Directors.  Upon any decrease in the number of Directors that the Getty Family Nominator or the Koch Stockholders, as applicable, are entitled to designate for nomination to the Company Board pursuant to Section 3.3(a) or Section 3.3(b), the Getty Family Stockholders or the Koch Stockholders, as applicable, shall take all Necessary Action to cause the appropriate number of Getty Family Directors or Koch Directors, as applicable, to offer to tender their resignation promptly, and no later than, sixty (60) days prior to the expected date of the Company’s next annual meeting of stockholders.  For the avoidance of doubt, following such decrease in the number of Directors that the Getty Family Nominator or the Koch Stockholders, as applicable, are entitled to designate for nomination to the Company Board pursuant to Section 3.3(a) or Section 3.3(b), as applicable, there will be no increase in the number of Directors that the Getty Family Nominator or the Koch Stockholders, as applicable, may designate to the Company Board pursuant to Section 3.3(a) or Section 3.3(b), as applicable, notwithstanding any increase in the applicable ownership percentage that brings the Getty Family Stockholders or the Koch Stockholders, as applicable, to the ownership percentage set forth in Section 3.3(a) or Section 3.3(b), as applicable, that was required to designate for nomination such Director who has tendered (or will tender) its resignation as a result of such earlier decrease.  Notwithstanding the foregoing, the Company Board may, in its sole discretion and with the express written consent of such individual, recommend for nomination a Getty Family Director or Koch Director that has tendered his or her resignation pursuant to this Section 3.3(c).

3.4 Removal; Resignation.  Except as provided in Section 3.3(c), and subject to the Certificate of Incorporation and Bylaws, a Getty Family Director or Koch Director (each, an “Investor Director”) may be removed from the Company Board only upon the written request or consent of the Getty Family Nominator or the Koch Stockholders, as applicable, entitled to designate for nomination such individual pursuant to Section 3.3.  Any Investor Director may resign at any time upon notice to the Company.  If the Getty Family Nominator or Koch Stockholders that is entitled to designate for nomination an Investor Director hereunder notifies the Company that such Significant Stockholder desires to remove such Investor Director previously designated for nomination by such Significant Stockholder, then the Company and such Significant Stockholder shall take all Necessary Action to cause such removal of such Director, including voting all Company Securities in favor of, or executing a written consent authorizing, such removal.
3.5 Vacancies.  In the event that a vacancy is created on the Company Board at any time by the death, disability, retirement, resignation or removal of any Investor Director, the Company and the applicable Significant Stockholder shall take all Necessary Action as will result in the election or appointment as an Investor Director of an individual designated for nomination to fill such vacancy and serve as an Investor Director by the applicable Significant Stockholder, that had, pursuant to Section 3.3, designated for nomination the Investor Director whose death, disability, retirement, resignation or removal resulted in such vacancy on the Company Board.  Notwithstanding anything to the contrary, the director position for such Investor Director shall not be filled pending such designation and appointment, unless the applicable Significant Stockholder fails to designate for nomination an individual to fill such position for more than twenty (20) days following the creation of such vacancy, after which time period the Company may appoint a successor Director until the applicable Significant Stockholder makes such designation.
3.6 Chairman of the Board. The chairman of the Company Board (the “Chairman”) shall preside at all meetings of the Company Board and shall exercise such powers and perform such other duties as shall be determined from time to time by the Company Board in accordance with the Certificate of Incorporation and the Bylaws.  The Chairman shall initially be Mark Getty.  For so long as the Getty Family Nominator is entitled to designate for nomination two (2) individuals to the Company Board pursuant to Section 3.3(a), the Getty Family Nominator shall be entitled to designate the Chairman.
3.7 Committees.  The Company Board shall establish and maintain committees of the Company Board (each, a “Committee”) in accordance with the Certificate of Incorporation and the Bylaws, as well as the applicable requirements of the NYSE. For as long as each of the Getty Family Nominator and Koch Stockholders is entitled to designate for nomination at least one (1) individual to the Company Board pursuant to Section 3.3, each Committee shall, at the Getty Family Nominator’s or Koch Stockholders’, as applicable, option, include at least one (1) Getty Family Director or Koch Director, as applicable, subject to applicable Law, the rules and regulations of the SEC and the requisite independence requirements of the NYSE applicable to such Committee.
3.8 Board Observer.  For so long as the Getty Family Nominator (on behalf of the Getty Family Stockholders) or the Koch Stockholders, as applicable, is entitled to designate for nomination one (1) individual to the Company Board to serve as the Getty Director or the Koch Director, as applicable, pursuant to Section 3.3, the Company will permit an individual designated by the Getty Family Nominator or Koch Stockholders, as applicable, from time to time (each, an “Observer”) to attend meetings of the Company Board and of any Committee as a non-voting observer, and will give such individual notice of such meetings at the same time and in the same manner as notice to the Directors or any advisory board members.  Observer shall be entitled to concurrent receipt of any materials provided to the Company Board or any Committee, provided, however, that such Observer shall agree to hold in confidence and trust all information so provided.

3.9 Expenses; Indemnification; Insurance.
(a)
The Company shall cause the Investor Directors to be reimbursed for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Company Board and any Committees, including travel, lodging and meal expenses.

(b)
For so long as an Investor Director is serving as a Director, (i) the Company shall provide such Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other Directors and (ii) the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting such Investor Director as and to the extent consistent with applicable Law, the Certificate of Incorporation, the Bylaws and any indemnification agreements with Directors (whether such right is contained in such organizational documents or another document), except to the extent such amendment or alteration permits the Company to provide broader or substantially similar indemnification or exculpation rights on a retroactive basis than permitted prior thereto.

(c)
The Company shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Company Board to be reasonable and customary and (ii) for so long as Investor Director serves as a Director, maintain such coverage with respect to such Investor Directors; provided that upon removal or resignation of such Investor Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

3.10 Further Actions.  The Company hereby agrees to take all Necessary Action to (i) call, or cause the Company Board to call, a meeting of stockholders of the Company as may be necessary to cause the election as Directors of those individuals designated for nomination by the Getty Family Nominator or the Koch Stockholders pursuant to this Section 3 and (ii) include in the slate of nominees recommended by the Company Board for election at any meeting of stockholders (and in any election by written consent) called for the purpose of electing as Directors the individuals designated for nomination by the Getty Family Nominator or the Koch Stockholders pursuant to this Section 3 and to designate for nomination and recommend each such individual to be elected as a Director as provided herein, and to use the same efforts to cause the election of such nominees as it uses to cause other nominees recommended by the Company Board to be elected, including soliciting proxies or consents in favor thereof.
4. Representations and Warranties of the Significant Stockholders. Each Significant Stockholder hereby represents and warrants, severally and not jointly, to the Company, as of the date hereof as follows:

4.1 Power and Authority; Consents. Such Significant Stockholder has the requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.  No authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary on the part of such Significant Stockholder for the execution, delivery and performance of this Agreement by such Significant Stockholder, other than any public reports as may be required under the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder.
4.2 Due Authorization.  This Agreement has been duly executed and delivered by such Significant Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the valid and binding agreement of such Significant Stockholder, enforceable against such Significant Stockholder in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

4.3 Non-Contravention.  The execution and delivery of this Agreement by such Significant Stockholder does not, and the performance by such Significant Stockholder of his, her or its obligations hereunder shall not: (a) if such Significant Stockholder is an entity, conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of such Significant Stockholder, (b) require any consent by any Person under, violate or conflict with, or constitute a default under, give rise to a termination (or right of termination) under, create or accelerate any obligations under, or create a lien on any of the assets of such Significant Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Significant Stockholder is a party or by which such Significant Stockholder or his, her or its property or assets is bound, or (c) any Law to which such Significant Stockholder or his, her or its property or assets is subject that, individually or in the aggregate, would reasonably be expected to impair or adversely affect the ability of such Significant Stockholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated by this Agreement in a timely manner.

4.4 Legal Actions. There is no Proceeding pending against such Significant Stockholder or, to the knowledge of such Significant Stockholder, any other Person or, to the knowledge of such Significant Stockholder, threatened against such Significant Stockholder or any other Person that, individually or in the aggregate, would reasonably be expected to impair or adversely affect the ability of such Significant Stockholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated by this Agreement in a timely manner.

5. Miscellaneous.

5.1 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or otherwise unenforceable provisions shall be null and void as to such jurisdiction. It is the intent of the parties, however, that any invalid, illegal or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, illegal or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by applicable Law.

5.3 Assignment. No party hereto may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of Law, or otherwise, without the prior written consent of the Company, except with respect to a Transfer completed in accordance with clause (a) or (b) of Section 2.2. Subject to the first sentence of this Section 5.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment or delegation in violation of this Section 5.3 shall be void, ab initio.
5.4 Amendments; Modifications; Waivers. The provisions of this Agreement may only be amended, modified or supplemented with the prior written consent of the Company and each Significant Stockholder which, as of the date of such proposed amendment, modification or supplement, is then (x) subject to the restrictions set forth in Section 2.1 and/or Section 2.2 or (y) entitled to any of the rights set forth in Section 3. Notwithstanding the foregoing, in no event shall any amendment, modification or supplement (a) increase the obligations of, or place restrictions in any material respect on, any Significant Stockholder or (b) disproportionately and adversely affect the rights of any Significant Stockholder compared to the effect thereof on the rights of the other Significant Stockholders under this Agreement, in each case, without the prior written consent of such Significant Stockholder.  No waiver by any party hereto of any of its rights hereunder shall be effective against such party unless such waiver is set forth in a written instrument signed by such party.

5.5 Specific Performance. The parties hereto agree that irreparable damage would occur, no adequate remedy at law would exist (including monetary damages) and damages would not be able to be determined in the event that any of the provisions of this Agreement were not performed, or were threatened to not be performed, in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall (a) be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) without the necessity of proving the inadequacy of money damages as a remedy and (b) shall not oppose the granting of, or raise any objections to the availability or granting of, the equitable remedy of specific enforcement or other equitable relief on the basis that (i) the other party has an adequate remedy at law (including monetary damages) or (ii) an award of specific enforcement is not an appropriate remedy for any reason at law or equity, and all such rights and remedies at law or in equity shall be cumulative.  The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.5, and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
5.6 Notices. All notices, other communications or documents shall be deemed to have been duly given: (a) at the time delivered by hand, if personally delivered; (b) when sent, if by electronic mail (except if any error or “bounce back” electronic mail message is received by the sender and, in such case, upon actual receipt by the party to whom such notice or document is being sent); (c) five (5) business days after having been deposited in the mail, postage prepaid, if mailed by first class mail; and (d) on the first business day with respect to which a reputable air courier guarantees delivery; provided, however, that notices of a change of address shall be effective only upon receipt. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.6). Without limiting the foregoing, (i) the Company agrees to receive notice under the Certificate of Incorporation and Bylaws of the Company or under the General Corporation Law of the State of Delaware, or under the organizational documents and applicable entity law of any subsidiary of the Company, and (ii) each other party hereto agrees to receive notice by electronic transmission at the e-mail address on file with the Company, and the Investors covenant and agrees to keep a current e-mail address on file with the Company for such purpose.
If to the Company:
Getty Images Holdings, Inc.
605 5th Avenue S.
Suite 400
Seattle, WA 98104
Attention: Kjelti Kellough
Email: kjelti.kellough@gettyimages.com

With a copy (which shall not constate notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Todd E. Freed
                 Jon A. Hlafter
Email: todd.freed@skadden.com
            jon.hlafter@skadden.com
If to any Significant Stockholder, to such Significant Stockholders’ address as set forth on Schedule B hereto.
5.8 Governing Law; Jurisdiction; Waiver of Trial by Jury. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS THAT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES TO ENTER INTO THIS AGREEMENT. Each of the parties hereto (i) submits to the exclusive jurisdiction and venue of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and (iii) agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 5.8, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by Law or at equity. Each party hereto agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. Notwithstanding the foregoing in this Section 5.8, a party hereto may commence any Proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

5.9 Counterparts. This Agreement may be executed in counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement may be executed by facsimile or .pdf signature which shall constitute an original for all purposes.

5.10 Headings. The headings contained in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

5.11 Expenses. All costs and expenses incurred in connection with this Agreement and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
5.12 Several Liability. The liability of any Significant Stockholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Significant Stockholder be liable for any other Significant Stockholder’s breach of such other Significant Stockholder’s representations, warranties, covenants, or agreements contained in this Agreement.
5.13 No Recourse. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any party to this Agreement may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the parties hereto shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any party hereto (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any party hereto (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the parties hereto (each, but excluding for the avoidance of doubt, the parties hereto, a “Related Party”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Related Parties, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Related Party, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Related Party may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Related Party is party to such document, agreement or instrument or as otherwise set forth therein. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon or arising out of this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Each Related Party is intended as a third-party beneficiary of this Section 5.13.  As used in this Section 5.13, “Affiliate” shall have the meaning set forth in Rule 501 (or any successor rule) promulgated under the Securities Act of 1933, as amended.
5.14 Non-Survival of Representations. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing.

5.15 Effectiveness. The parties hereto acknowledge that they are aware of the terms and provisions of the Merger Agreement.  This Agreement shall be effective from and after the Closing.  For the avoidance of doubt, prior to the Closing, none of the provisions set forth in this Agreement shall have any force or effect.  If the Merger Agreement is validly terminated prior to the Closing, this Agreement shall automatically terminate, without any further action by any party hereto or any other Person, and be deemed to have not taken effect and be void ab initio. Notwithstanding the foregoing, with effect as of the date hereof, the Company, the Getty Family Stockholders and the Koch Stockholders agree to take all Necessary Actions for Section 3.2 to be effectuated as of the Closing.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

COMPANY:
GETTY IMAGES HOLDINGS, INC.

By:	/s/ Kjelti Kellough
Name: Kjelti Kellough
Title: Senior Vice President, General Counsel, and Corporate Secretary

SIGNIFICANT STOCKHOLDERS:
GETTY INVESTMENTS L.L.C.

By:	/s/ Jan Moehl
Name: Jan Moehl
Title: Authorized Officer

By:	/s/ Mark Getty
MARK GETTY

THE OCTOBER 1993 TRUST
R&H Trust Co (Jersey) Limited, as Trustee

By:	/s/ Zoe Anderson
Name: Zoe Anderson
Title: Director

[Signature Page to Significant Stockholder Agreement]

THE OPTIONS SETTLEMENT
R&H Trust Co (Jersey) Limited, as Trustee

By:	/s/ Zoe Anderson
Name: Zoe Anderson
Title: Director
KOCH ICON INVESTMENTS, LLC
By:	/s/ Michael Harris
Name: Michael Harris
Title: Vice President

By:	/s/ Jonathan Oringer
JONATHAN ORINGER

[Signature Page to Significant Stockholder Agreement]